UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

METABASIS THERAPEUTICS, INC

(Name of Issuer)

Common Stock

(Title of Class of Securities)

59101M 10 5

(CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☑ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Page 1 of 17 Pages

13G
CUSIP No. 59101M 10 5			Page 2 of 17 Pages

1.	Name of Reporting Person: InterWest Partners VII, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,491,069

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,491,069

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,491,069

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 13.7%

12.	Type of Reporting Person: PN

Page 2 of 17 Pages

13G
CUSIP No. 59101M 10 5			Page 3 of 17 Pages

1.	Name of Reporting Person: InterWest Investors VII, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 119,291

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 119,291

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,291

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.7%

12.	Type of Reporting Person: PN

Page 3 of 17 Pages

13G
CUSIP No. 59101M 10 5			Page 4 of 17 Pages

1.	Name of Reporting Person: InterWest Management Partners VII, LLC (the General Partner of InterWest Partners VII, LP and InterWest Investors VII, LP)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,610,360

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,610,360

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,610,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 14.4%

12.	Type of Reporting Person: OO

Page 4 of 17 Pages

13G
CUSIP No. 59101M 10 5			Page 5 of 17 Pages

1.	Name of Reporting Person: Stephen C. Bowsher (a Venture Member of InterWest Management Partners VII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,610,360

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,610,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,610,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 14.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Stephen C. Bowsher that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 5 of 17 Pages

13G
CUSIP No. 59101M 10 5			Page 6 of 17 Pages

1.	Name of Reporting Person: Harvey B. Cash (a Managing Director of InterWest Management Partners VII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,610,360

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,610,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,610,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 14.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 6 of 17 Pages

13G
CUSIP No. 59101M 10 5			Page 7 of 17 Pages

1.	Name of Reporting Person: Philip T. Gianos (a Managing Director of InterWest Management Partners VII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,610,360

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,610,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,610,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 14.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 7 of 17 Pages

13G
CUSIP No. 59101M 10 5			Page 8 of 17 Pages

1.	Name of Reporting Person: W. Scott Hedrick (a Managing Director of InterWest Management Partners VII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,610,360

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,610,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,610,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 14.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 8 of 17 Pages

13G
CUSIP No. 59101M 10 5			Page 9 of 17 Pages

1.	Name of Reporting Person: W. Stephen Holmes III (a Managing Director of InterWest Management Partners VII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,610,360

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,610,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,610,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 14.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 17 Pages

13G
CUSIP No. 59101M 10 5			Page 10 of 17 Pages

1.	Name of Reporting Person: Gilbert H. Kliman (a Managing Director of InterWest Management Partners VII, LLC )		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,610,360

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,610,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,610,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 14.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 17 Pages

13G
CUSIP No. 59101M 10 5			Page 11 of 17 Pages

1.	Name of Reporting Person: Arnold L. Oronsky (a Managing Director of InterWest Management Partners VII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,156

		6.	Shared Voting Power: 2,610,360

		7.	Sole Dispositive Power: 7,156

		8.	Shared Dispositive Power: 2,610,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,617,516

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 14.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 17 Pages

13G
CUSIP No. 59101M 10 5			Page 12 of 17 Pages

1.	Name of Reporting Person: Thomas L. Rosch (a Managing Director of InterWest Management Partners VII, LLC )		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,610,360

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,610,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,610,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 14.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 12 of 17 Pages

ITEM 1.

(a)	NAME OF ISSUER : Metabasis Therapeutics, Inc.

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE :

9390 Towne Centre Drive, Building 300, San Diego, CA 92121

ITEM 2.

(a)	NAME OF PERSON(S) FILING:

InterWest Partners VII, LP (“IWP VII”)
InterWest Investors VII, LP (“II VII”)
InterWest Management Partners VII, LLC (“IMP VII”)
Stephen C. Bowsher (“Bowsher”)
Harvey B. Cash (“Cash”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025

(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

	IWP VII:	California
	II VII:	California
	IMP VII:	California
	Bowsher:	United States
	Cash:	United States
	Gianos:	United States
	Hedrick:	United States
	Holmes:	United States
	Kliman:	United States
	Oronsky:	United States
	Rosch:	United States

Page 13 of 17 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 59101M 10 5

ITEM 3. NOT APPLICABLE.

ITEM 4. OWNERSHIP.

	IWP VII (1)	II VII (2)	IMP VII (3)
Beneficial Ownership	2,491,069	119,291	2,610,360
Percentage of Class	13.7%	0.7%	14.4%
Sole Voting Power	2,491,069	119,291	2,610,360
Shared Voting Power	0	0	0
Sole Dispositive Power	2,491,069	119,291	2,610,360
Shared Dispositive Power	0	0	0

	Bowsher (4)	Cash (4)	Gianos (4)	Hedrick (4)
Beneficial Ownership	2,610,360	2,610,360	2,610,360	2,610,360
Percentage of Class	14.4%	14.4%	14.4%	14.4%
Sole Voting Power	0	0	0	0
Shared Voting Power	2,610,360	2,610,360	2,610,360	2,610,360
Sole Dispositive Power	0	0	0	0
Shared Dispositive Power	2,610,360	2,610,360	2,610,360	2,610,360

	Holmes (4)	Kliman (4)	Oronsky (4)**	Rosch (4)
Beneficial Ownership	2,610,360	2,610,360	2,617,516	2,610,360
Percentage of Class	14.4%	14.4%	14.4%	14.4%
Sole Voting Power	0	0	7,156	0
Shared Voting Power	2,610,360	2,610,360	2,610,360	2,610,360
Sole Dispositive Power	0	0	7,156	0
Shared Dispositive Power	2,610,360	2,610,360	2,610,360	2,610,360

** Includes 6,656 shares issuable to Oronsky pursuant to outstanding options exercisable within 60 days of December 31, 2004.

(1)	Includes 387,740 shares issuable pursuant to warrant exercise.

(2)	Includes 18,568 shares issuable pursuant to warrant exercise.

(3)	IMP VII is the general partner of IWP VII and II VII.

(4)	Cash, Gianos, Hedrick, Holmes, Kliman, Oronsky, and Rosch are Managing Directors of IMP VII. Bowsher is a Venture Member of IMP VII.

Page 14 of 17 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited liability company operating agreement of IMP VII, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.

ITEM 9.NOTICE OF DISSOLUTION OF THE GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

Not applicable.

EXHIBITS

Joint Filing Statement attached as Exhibit A.

Page 15 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2005

By:	/s/ Stephen C. Bowsher	INTERWEST PARTNERS VII, LP

Name:	Stephen C. Bowsher

		By:	InterWest Management Partners VII, LLC
By:	/s/ Harvey B. Cash		its General Partner

Name:	Harvey B. Cash
			By:	/s/ W. Stephen Holmes

By:	/s/ Philip T. Gianos			Managing Director

Name:	Philip T. Gianos

INTERWEST INVESTORS VII, LP
By:	/s/ W. Scott Hedrick

Name:	W. Scott Hedrick	By:	InterWest Management Partners VII, LLC
its General Partner
By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes		By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman

INTERWEST MANAGEMENT PARTNERS VII, LLC
By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky	By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ Thomas L. Rosch

Name:	Thomas L. Rosch

Page 16 of 17 Pages

EXHIBIT A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 9, 2005

By:	/s/ Stephen C. Bowsher	INTERWEST PARTNERS VII, LP

Name:	Stephen C. Bowsher
		By:	InterWest Management Partners VII, LLC
By:	/s/ Harvey B. Cash		its General Partner

Name:	Harvey B. Cash
			By:	/s/ W. Stephen Holmes

By:	/s/ Philip T. Gianos			Managing Director

Name:	Philip T. Gianos
INTERWEST INVESTORS VII, LP
By:	/s/ W. Scott Hedrick

Name:	W. Scott Hedrick	By:	InterWest Management Partners VII, LLC
its General Partner
By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes		By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman

INTERWEST MANAGEMENT PARTNERS VII, LLC
By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky	By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ Thomas L. Rosch

Name:	Thomas L. Rosch

Page 17 of 17 Pages